Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Nuveen MultistateTrust II
333-14729, 811-07875

A special meeting of the shareholders of each of the 0funds in Nuveen Multistate Trust II (the Trust) was held on July 28, 2003 and adjourned to September 10, 2003.

The purpose of the meeting was to

1. elect twelve (12) trustees to serve until their
2. successors shall have been duly elected and
3. qualified;
4. approve changes to each Funds fundamental
5. investment policies.

The results of the shareholder vote are herein incorporated by reference to the SEC filing on October 31, 2003, under Conformed Submission
Type N-CSR, accession number 00001193125-03-
070796.

Proxy materials are herein incorporated by reference to the SEC filing on June 16, 2003, under Conformed Submission Type N-14/A, accession number 0000950137-03-003371.